EXHIBIT I
TO SCHEDULE 13D, AMENDMENT NO. 15 OF FILING CONCERNING
GLACIER WATER SERVICES, INC.

Filing Parties	Shares

Kayne Anderson Capital Advisors, L.P.
• Managed Investment Limited Partnerships	975,918
• Other Managed Accounts	53,025
Richard A. Kayne
• Direct ownership	498,066

Total	1,527,009